Exhibit 4.1.1

______________________

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 AM 10/17/2001

010516951 – 2093434

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

Concorde Career Colleges, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Concorde Career Colleges, Inc., resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said Corporation, as amended, declaring said amendment to be advisable and directing that the amendment be submitted to the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

“RESOLVED, that the Restated Certificate of Incorporation of Concorde Career Colleges, Inc., as amended, be amended by adding a new last paragraph to the Fourth Article thereof, so that, as amended, said Article shall be and read in its entirety as follows:

FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 20,000,000 shares of stock, of which 600,000 shares shall be series of preferred stock, with a par value of ten cents ($.10) per share, and 19,400,000 shares shall be common stock, with a par value of ten cents ($.10) per share.

The designations, powers, preferences; the relative, participating, optional or other rights; and the qualifications, limitations and restrictions of any series of the preferred stock shall be fixed by resolution or resolutions of the Board of Directors.

The privileges, powers, rights, qualifications, limitations, and restrictions of the common stock, are as follows:

(i) The holders of common stock shall receive, to the extent permitted by law and to the extent the Board of Directors shall determine, such dividends as may be declared from time to time by the Board of Directors.

(ii) In the event of a voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of the common stock shall be entitled to receive the remaining assets of the

Corporation available for distribution, to the extent the Board of Directors shall determine.

(iii) Except as may be otherwise required by law or by this Restated Certificate of Incorporation, each holder of common stock shall have one vote in respect of each share of stock held by him on all matters voted upon by the stockholders.

(iv) No holder of shares of common stock of the Corporation, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase, or receive any shares of stock of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold, or offered for sale by the Corporation.

The issued shares of common stock, with a par value of ten cents ($.10) per share (“Old Common Stock”), outstanding or held as treasury shares as of the close of business on the effective date of the Certificate of Amendment to the Restated Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware to evidence this amendment (the “Effective Date”), shall automatically without any action on the part of the holders of the Old Common Stock be converted on the basis of a one-for-two reverse split of such shares so that two (2) shares of Old Common Stock shall be converted into one (1) share of Common Stock, with a par value of ten cents ($.10) per share (“New Common Stock”). Any fractional shares resulting will be rounded up to the next whole share. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Effective Date, be entitled to receive a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates are reclassified under the terms hereof. Until surrender, each Old Certificate will continue to be valid and represent New Common Stock equal to one-half the number of shares of Old Common Stock plus any share issued as a result of rounding fractional shares. Prior to the Effective Date, there are 7,953,607 issued and outstanding shares of Old Common Stock, 527,769 treasury shares of Old Common Stock and 10,918,624 authorized but unissued shares of Common Stock. On the Effective Date, there will be 3,976,804 issued and outstanding shares of New Common Stock, 263,885 treasury shares of New Common Stock and 15,159,311 authorized but unissued shares of Common Stock. The 8,481,376 shares of Old Common Stock are hereby changed into 4,240,689 shares of New Common Stock at the rate of one-for-two”

SECOND: That in lieu of a meeting and vote of the stockholders, the stockholders have given consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment will be given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice prior to the effective date hereof.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

FIFTH: That this Certificate shall be and become effective as of the close of business on November 21, 2001.

IN WITNESS WHEREOF, said Concorde Career Colleges, Inc. has caused this Certificate to be signed by Jack L. Brozman, its Chief Executive Officer, this 17th day of October, 2001.

CONCORDE CAREER COLLEGES, INC.

By:	/s/ JACK L. BROZMAN

Jack L. Brozman, Chief Executive Officer

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